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                                                                   EXHIBIT 10.13

                            ENTERASYS NETWORKS, INC.
                          EXECUTIVE SEVERANCE PAY PLAN

AMENDED AND RESTATED FEBRUARY 11, 2004

I.       PURPOSE

This Plan is intended to provide benefits to certain designated Executives of Enterasys Networks, Inc. ("Enterasys") and the Subsidiaries, as hereafter defined, (together with Enterasys, the "Company") who become unemployed as a result of a Qualifying Termination, as described below.

II.      ELIGIBILITY TO PARTICIPATE

                  A. In order to be eligible to be a participant in this Plan (a "Participant"), an individual must be an employee of Enterasys or one of the Subsidiaries (his/her "Enterasys Employer") who is regularly assigned to a worksite within the United States and who is either (i) employed in a position with the title of director, vice president, senior vice president, executive vice president, president or chief executive officer or (2) currently designated, in writing, by the Board of Directors of Enterasys (the "Board") or the Chief Executive Officer as a "Participant" for purposes of this Plan. Under no circumstances will any other individual be considered a Participant.

                  B. An employee once designated a Participant shall continue to be a Participant until the earlier of (a) the date (provided such date is not less than 12 months preceding a "Qualifying Termination" as hereinafter defined) on which the Board determines that he or she is no longer eligible to participate in the Plan (as evidenced by written notice thereof), or (b) the date he or she ceases to be employed by his/her Enterasys Employer; provided, that a Participant who ceases to be employed by the Employer under circumstances that would give rise to benefits under the Plan shall continue to be treated as a Participant with respect to such benefits until they have been paid or provided in full (subject to the Participant's continuing compliance with the Plan).

III.     QUALIFYING EVENTS

In order for a Participant to be eligible to receive benefits under this Plan, there must have been a Qualifying Termination with respect to such Participant. A Qualifying Termination is a termination of the Participant's employment (the last day of such employment is referred to herein as the "Termination Date") in which all of the following requirements are met:

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                  A.       the Participant is on the active payroll of his/her
                           Enterasys Employer or is on an approved leave of absence with guaranteed reinstatement at the time employment terminates; and

                  B. the Participant's employment is terminated other than for "Cause" (as hereafter defined) by his/her Enterasys Employer or the Participant's employment is terminated by mutual agreement, evidenced by a writing signed by the Participant and an authorized representative of his/her Enterasys Employer, and, in either case, the Participant is not offered other employment in a position with a title and compensation equivalent to or higher than that which he/she held with his/her Enterasys Employer immediately prior to termination of his/her employment, and does not accept employment in any position, with (1) Enterasys or one of the Affiliates, (2) a successor of Enterasys or one of the Affiliates (a "Successor"), (3) a purchaser of some or all of the assets of Enterasys or any of the Affiliates (a "Purchaser") or (4) an Associated Employer, as hereafter defined; and

                  C. the Participant continues employment until the Termination Date designated by his/her Enterasys Employer, as such date may be extended from time to time by his/her Enterasys Employer, in its sole discretion and, during the period from the date the Participant receives notice of termination until the Termination Date, the Participant does not give Cause for termination; and

                  D. the Participant executes a separation agreement and release of claims in the form provided by Enterasys (the "Separation Agreement and Release") within forty-five (45) days of the date on which the Participant receives notice of termination of his or her employment or receives a copy of the Separation Agreement and Release, whichever is later, and, having signed the Separation Agreement and Release, the Participant does not timely revoke it;

                  E. the Participant fulfills all of his or her obligations to Enterasys and the Affiliates under the Separation Agreement and Release, all of his or her obligations to Enterasys and the Affiliates with respect to confidential information, inventions, non-competition, non-disparagement, non-solicitation of customers and employees and the like and such other obligations as may from time to time be required by Enterasys or his/her Enterasys Employer; and

                  F. for a period of one year following the Termination Date, the Participant does not directly or indirectly solicit for employment or hire any officer, director, or employee of the Company or any of its Affiliates, except that the Participant shall not be precluded from hiring or engaging as an independent contractor any such officer, director or employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by the Participant, (ii) responds to a public advertisement, or (iii) has been terminated by the Company or its Affiliates prior to commencement of employment discussions.

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IV.      EXCLUSIONS

The following are examples of events which would not be a Qualifying Termination under this Plan. This is not an exclusive list.

                  A. The Participant resigns, retires or otherwise voluntarily leaves his or her employment with his/her Enterasys Employer; or

                  B. the Participant's employment is terminated by his/her Enterasys Employer for Cause; or

                  C. the Participant's employment ends as a result of death or disability or failure to return from a leave of absence; or

                  D. the Participant is offered employment with Enterasys or one of the Affiliates, a Successor, a Purchaser or an Associated Employer in a position with a title equivalent to or higher than that which he/she held immediately prior to termination of his/her employment with his/her Enterasys Employer and such offer is made at or about the time the Participant's employment with his/her Enterasys Employer terminates; or

                  E. the Participant accepts employment, in any position, with Enterasys, one of the Affiliates, a Successor, a Purchaser or an Associated Employer at or about the time the Participant's employment with his/her Enterasys Employer terminates; or

                  F. the Participant elects not to execute the Separation Agreement and Release or, having executed it, revokes it in a timely manner thereafter.

V.       BENEFITS UNDER THE PLAN

Benefits under this Plan are as described below:

                  A.       SEVERANCE PAY

                           A Participant will be entitled to severance pay as follows:

                           1. Based on his/her position at the time of a Qualifying Termination (or a higher position if Participant was demoted from such higher position without his/her consent within the 12 month period immediately preceding the Termination Date), the Participant will receive (a) six months' severance pay, if a director; or (b) nine months' severance pay, if a vice president or senior vice president; or
                           (c) twelve months' severance pay, if an executive vice president, president or chief executive officer. For purposes of this Plan, one month's severance pay is equal to one-twelfth of a Participant's Base Salary. For purposes of this Plan, "Base Salary" shall mean the Participant's base salary at the annual rate in effect at the time notice of termination was given to Participant (or such higher base salary if Participant's salary was reduced without his/her consent within the 12 month period preceding the Termination Date).

                           2. In addition to the foregoing, (a) the Participant will receive one months' severance pay, if the Participant has at least five years, but less than ten years, of

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                           service with the Company as of the Termination Date;
                           or (b) the Participant will receive three months' severance pay, if the Participant has ten or more years of service with the Company as of the Termination Date.

                           For the purpose of this Plan, years of service means the total number of consecutive completed years of service with the Company from the Participant's most recent date of hire through the Termination Date.

                           Benefits payable to the Participant under this
                           Section V.A. shall be reduced by all taxes and other amounts which are required to be withheld under applicable law (and also by such amounts needed to satisfy the Participant's payment obligations under
                           Section V.B. below) and shall be payable as salary continuation at his/her Enterasys Employer's regular payroll periods and in accordance with its regular payroll practices, commencing on the next regular payday which is at least five business days following the latest of the (i) effective date of the Separation Agreement and Release, (ii) the date the Separation Agreement and Release is received by the Human Resources Department of Enterasys or (iii) the date the Participant has satisfied his/her obligations to return all property of the Company and its Affiliates in his/her possession or control, but the first payment shall be retroactive to the date immediately following the Participant's Termination Date. Enterasys, on its own behalf and that of the Subsidiaries, reserves the right in its sole discretion to provide severance pay benefits under an alternative payment schedule (provided such payments must be made no less frequently than on a once per month basis).

                  B.       MEDICAL AND DENTAL BENEFITS

                           Provided that the Participant is eligible to continue his/her participation, and that of his/her eligible dependents, in the group health and dental plans of his/her Enterasys Employer under the federal law known as the Consolidated Omnibus Budget Reconciliation Act as amended ("COBRA") and exercises his or her right to do so in a timely manner, then, for the period in which the Participant is receiving severance pay in accordance with the terms of this Plan or, if earlier, until the date the Participant becomes eligible for coverage under the group health plan of another employer, his/her Enterasys Employer will continue to pay that share of the premium cost of the participation of the Participant and his/her eligible dependents under its group health and dental plans that his/her Enterasys Employer pays for its active employees and their eligible dependents generally. In the event that Enterasys, on its own behalf and that of the Subsidiaries, exercises its discretion to fully pay off the severance pay benefits under Section V.A., above, at an earlier time, however, then the Participant, in order to be eligible for contributions from his/her Enterasys Employer toward the premium cost of group health and dental plan participation hereunder, must agree to have withheld from such earlier in time severance payments an amount equal to the product of (i) the amount of the monthly employee contribution to the premium cost of such participation multiplied by (ii) the number of months of severance

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                           pay to which the Participant is receiving under the
                           earlier in time payments. In that event, and if the Participant ceases to be eligible for premium contributions from his/her Enterasys Employer hereunder prior to the end of the period set forth in clause (ii) of this Section V.B and promptly so notifies his/her Enterasys Employer, the Participant will be entitled to a refund from his/her Enterasys Employer of any excess employee contributions over the already expended premium cost of that participation.

                  C.       OUTPLACEMENT SERVICES

                           Assistance in the search for new employment will be provided for Participants through the services of an outplacement firm or state agency. Enterasys reserves the right to make the final decision as to the nature and extent of assistance to be provided and the designation or selection of the outplacement firm.

VI.      TERMINATION OF PLAN BENEFITS

            Notwithstanding anything to the contrary contained in this Plan, benefits to which a Participant is entitled under Section V of this Plan shall terminate under the following circumstances:

                  A. If the Participant accepts employment with Enterasys, one of the Affiliates, a Successor, a Purchaser or an Associated Employer, after qualifying for benefits under this Plan, all such benefits will cease as of the date the Participant commences such employment.

                  B. In the event that the Company determines, in its sole discretion, that the Participant has violated any obligation to which reference is made in Section III.E and/or Section III.F of this Plan, all benefits under this Plan shall be immediately terminated by the Company, and the Participant shall reimburse Enterasys, immediately following demand by the Company, for the full amount of severance pay and benefits received by the Participant pursuant to
                           Section V.A and V.B of the Plan. Such termination of benefits and reimbursement shall not relieve the Participant of any other duties or obligations under this Plan and the separation agreement and release. In addition, the Company shall be entitled to any other remedies available at law or equity to the Company.

                  C. If this Plan is terminated or amended in any way that terminates or reduces the Participant's right to receive benefits hereunder, (i) for those Participants who are not then receiving benefits under this Plan, such elimination or reduction in benefits or rights to benefits shall only become effective as of the first anniversary of the date such Plan termination or amendment was originally approved and (ii) for those Participants then actively receiving benefits under this Plan (or commencing to receive benefits within one year after the approval of the Plan amendment or termination), such Participant shall receive unreduced benefits to which

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                           they are entitled pursuant to the terms of the Plan
                           in effect immediately prior to such amendment.

VII.     GENERAL INFORMATION CONCERNING THE PLAN

                  A. Enterasys and the Subsidiaries pay the full cost of benefits provided under this Plan from their general assets.

                  B. Notwithstanding anything to the contrary contained herein, benefits to which a Participant is otherwise entitled under this Plan shall be reduced (a) by the amount of any benefits payable to the Participant under any contract, plan or other arrangement between a Participant and Enterasys or one of the Subsidiaries or any of the other Affiliates or a Successor, a Purchaser or an Associated Employer as a result of a termination of the Participant's employment or a change of control of his/her Enterasys Employer or both and (b) by any other payments or benefits to which the Participant is entitled under applicable law as a result of termination of his/her employment, including without limitation any federal, state or local law with respect to plant closings, mass layoffs or group benefit plan continuation following termination or the like, but exclusive of any unemployment benefits to which the Participant is eligible under applicable law.

                  C. Benefits under the Plan are not assignable or subject to alienation. Likewise, benefits are not subject to attachments by creditors or through legal process against Enterasys, any of the Subsidiaries or any employee.

                  D. Notwithstanding anything to the contrary contained herein, any and all payments to be provided hereunder to or on behalf of any Participant are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over Enterasys or any of the Subsidiaries or a successor of Enterasys or any of the Subsidiaries.

                  E. This Plan does not constitute a contract of employment for a specific term or otherwise alter the at-will nature of the employment relationship between any employee and Enterasys or any of the Subsidiaries.

                  F. Enterasys shall have the right to act for and on behalf of any or all of the Subsidiaries in all matters relating to the Plan.

                  G. This Plan shall be governed by the laws of The Commonwealth of Massachusetts without regard to its conflicts of laws provisions or principles.

VIII. INFORMATION ABOUT THE STATUS OF OTHER EMPLOYEE COMPENSATION ARRANGEMENTS AND BENEFITS AT TERMINATION

                  A.       EMPLOYEE BENEFIT PLANS.

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                           Except as otherwise provided under Section V.B above,
                           a Participant's participation in his/her Enterasys Employer's employee benefit plans will end as of the Termination Date, in accordance with the terms of those plans. Life insurance may be convertible to an individual plan. For more detailed information regarding benefits issues, the Participant should contact the Human Resources Department of his/her Enterasys Employer.

                  B.       STOCK OPTIONS.

                           Options to purchase Enterasys stock which are vested on the Termination Date and which are not yet exercised, cancelled, forfeited or expired must be exercised in accordance with the terms of the applicable stock option plan and any other applicable documents, including without limitation any limits or restrictions with respect to the time in which such options may be exercised. Options to purchase Enterasys stock which have not vested on the Termination Date are cancelled without consideration as of that date.

                  C.       PTO PAY, EXPENSES, STOCK PURCHASE PLAN

                           A Participant will receive pay, at his or her Base Salary, for all PTO time accrued and unused as of the Termination Date, as reflected on the books of his/her Enterasys Employer. Payment will be made in a lump sum, less taxes and other legally required deductions, on the Termination Date. A Participant will also be reimbursed for any unpaid, valid business expenses that were approved in accordance with Company policy and will be reimbursed, without interest, for any payroll deductions not yet applied to the purchase of stock under the Company's employee stock purchase plan pursuant to the terms of such plan.

                  D.       401(k) PLAN

                           401(k) Plan contributions may not be made from severance pay.

                  E.       TUITION REFUND

                           Any Participant who has begun an approved course prior to a Qualifying Termination will be eligible for tuition reimbursement according to the then-current applicable tuition reimbursement policy.

IX.      DEFINITIONS

Words or phrases, which are initially capitalized or within quotation marks shall have the meanings provided in this Section IX and as provided elsewhere herein. For purposes of this Plan, the following definitions apply:

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                  A.       "Affiliates" means all individuals, corporations and
                           other entities directly or indirectly controlling, controlled by or under common control with Enterasys, where control may be by management authority, equity interest or otherwise. The Affiliates include without limitation the Subsidiaries.

                  B. An "Associated Employer" means any corporation or other entity in which Enterasys or any of the Affiliates has an ownership interest or with which Enterasys or any of the Affiliates is a joint venture or the like or which is a customer or supplier of Enterasys or any of the Affiliates or with which Enterasys or any of the Affiliates has a contractual relationship.

                  C. "Cause" for termination means only (i) the Participant's conviction of, or a plea of nolo contendere with respect to, a crime involving moral turpitude or a felony or (ii) the Participant's commission of any act (or acts) of willful misfeasance, fraud, embezzlement or material dishonesty with respect to Enterasys or any of the Affiliates or (iii) the Participant's refusal to perform, or gross negligence in the performance of, his/her duties to Enterasys or any of the Affiliates.

                  D. "Subsidiaries" means only those corporations (1) which are incorporated within the United States and
                           (2) are wholly owned either by Enterasys or by a wholly-owned subsidiary of Enterasys and (3) are either listed on Exhibit A of this Plan or have been expressly designated in writing by an officer of Enterasys as one of the Subsidiaries for purposes of this Plan.

X.       ADMINISTRATION, CLAIMS PROCEDURE AND GENERAL INFORMATION

                  A. Enterasys reserves the right to amend, modify and terminate this Plan at any time upon the approval of the Board or its designee; provided, however, that no action purporting to amend or terminate the Plan that is approved by the Board or its designee during the 12 month period immediately preceding a Participant's Qualifying Termination and that, if effective, would adversely affect the rights hereunder of that Participant, shall affect the rights of such Participant without his or her express written consent.

                  B. Enterasys, as the Plan administrator within the meaning of the Employee Retirement Income Security Act as amended ("ERISA"), reserves full discretion to administer the Plan in all of its details, subject to the requirements of law. Enterasys shall have such discretionary powers as are necessary to discharge its duties. Any interpretation or determination that Enterasys makes regarding this Plan, including without limitation determinations of eligibility, participation and benefits, will be final and conclusive, in the absence of clear and convincing evidence that Enterasys acted arbitrarily and capriciously.

                  C. If you believe you are being denied any rights under the Plans, you may file a claim in writing with Enterasys, as Plan administrator. If your claim is denied, in whole or in part, the Plan administrator will notify you in writing, giving the specific reasons for the decision, including specific

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                           reference to the pertinent Plan provisions and a
                           description of any additional material or information necessary to perfect your claim and an explanation of why such material or information is necessary. The written notice will also advise you of your right to request a review of your claim and the steps that need to be taken if you wish to submit your claim for review. If the Plan administrator does not notify you of its decision within 90 days after it had received your claim (or within 180 days, if special circumstances exist requiring additional time, and if you had been given a written explanation for the extension within the initial 90-day period), you should consider your claim to have been denied. At this time you may request a review of the denial of your claim.

                  D. A request for review must be made in writing by you or your duly authorized representative to Enterasys, as Plan administrator, within 60 days after you have received the notice of denial. As part of your request, you may submit written issues and comments to the Plan administrator, review pertinent documents, and request a hearing. The Plan administrator's written decision will be made within 60 days (or 120 days if a hearing is held or if other special circumstances exist requiring more than 60 days and written notice of the extension is provided to you within the initial 60-day period) after your request has been received. Again, the decision will include specific reasons, including references to pertinent Plan provisions.

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                           EXHIBIT A

                  The following are designated as Subsidiaries for purposes of the Enterasys Networks, Inc. Executive Severance Pay Plan:

                  None